Exhibit 4.3

AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

AMENDED AND RESTATED STOCKHOLDERS AGREEMENT (this “Agreement”), dated as of December 28, 2004, among PEOPLE’S CHOICE FINANCIAL CORPORATION, a Maryland corporation (the “Company”), PEOPLE’S CHOICE HOME LOAN, INC., a Wyoming corporation (“PCHLI”), LEHMAN COMMERCIAL PAPER INC. (“Buyer” together with its respective successors and assigns, being a “Tag-Along Investors” and, collectively, the “Tag-Along Investors”), Neil Kornswiet (together with his respective Related Parties, collectively, the “Principals”). In this Agreement, a “Related Party” shall include, with respect to any Principal, (A) any spouse or immediate family member (in the case of an individual) of such Principal, or (B) a trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners or persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other persons referred to in the immediately preceding clause (A); provided, however, for purposes of the Tag-Along Rights and the Right, a Related Party shall not include 1-2-3 Mortgage, LLC (“123”), to the extent that the circumstances or event that would otherwise give rise to the exercise by Buyer of such right is a transfer, sale or disposition, directly or indirectly, of Shares issuable upon the exercise of options, or to the options themselves, contributed to 123 by Reyes Topete or Dwayne Barfell.

RECITALS

WHEREAS, PCHLI and the Buyer have entered into a Master Repurchase Agreement Governing Purchases and Sales of Mortgage Loans and Working Capital dated as of May 5, 2000 (the “Master Repurchase Agreement”; capitalized terms used herein and not defined herein shall have the meanings specified in the Master Repurchase Agreement) pursuant to which Buyer agreed with PCHLI from time to time to enter into transactions in which PCHLI would (A) on the designated purchase date sell to Buyer certain residential first and second lien mortgage loans which conform to PCHLI’s underwriting guidelines against transfer of the purchase price therefor by Buyer and (B) simultaneously agree to purchase such mortgage loans from Buyer at a date subsequent to the purchase date against payment of the repurchase price.

WHEREAS in connection with the Master Repurchase Agreement, on May 5, 2000, PCHLI entered into a Stockholders Agreement, dated May 5, 2000, with the Buyer and Neil Kornswiet (the “Stockholders Agreement”);

WHEREAS, the Company has entered into an agreement and plan of merger (the “Merger Agreement”), dated as of December 28, 2004, pursuant to which the Company will acquire all of the issued and outstanding shares of capital stock of PCHLI;

WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement, the Buyer shall, among other matters amend existing warrants to provide for the purchase shares of common stock of the Company rather than the purchase of shares of common stock of PCHLI and shall be entitled to certain registration rights with respect thereto;

WHEREAS, further in connection with the consummation of the transactions contemplated by the Merger Agreement, the parties to the Stockholders Agreement desire to add PCFC as a party and amend and restate such agreement in accordance with the terms hereof;

WHEREAS, immediately following the consummation of the transactions contemplated by the Merger Agreement, the Company expects to consummate a private offering of securities (the “Private Placement”) as generally described in that certain preliminary offering memorandum dated December 6, 2004;

WHEREAS, the parties hereto desire to set forth the terms and conditions of this new stockholders agreement;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows.

AGREEMENT

SECTION 1. Defined Terms.

(a) Capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in the Master Repurchase Agreement.

(b) As used in this Agreement:

“Common Stock” means the shares of common stock, par value $.01 per share, of the Company now owned and hereafter acquired by the Investors, together with any securities exercisable for or convertible into or exchangeable for shares of Common Stock, sometimes referred to herein as the “Shares” (it being understood that all securities exercisable for or convertible into or exchangeable for shares of Common Stock shall be treated on any date as if they had been exercised, converted or exchanged into Common Stock on that date and shall be deemed to represent the number of shares of Common Stock that would be issued upon such exercise, conversion or exchange).

“Investors” means the Tag-Along Investors and the Principals.

SECTION 2. Tag-Along Right.

With respect to any proposed transfer, sale or other disposition (each, a “proposed transfer”) of Shares by the Principals to a person (such other person being hereinafter referred to as the “proposed purchaser” each Tag-Along Investor shall each, have the right (the “Tag-Along, Right”) to require the proposed purchaser to purchase all or any portion of such Tag-Along Investor’s Pro Rata Allocation (hereinafter defined) of the Shares proposed to be transferred simultaneously with consummating the proposed transfer. A Tag-Along Investor’s “Pro Rata Allocation” of the Shares proposed to be transferred shall equal the total number of Shares proposed to be transferred, multiplied by a fraction, the numerator of which is the total number of Shares held by such Tag-Along Investor, and the denominator of which is the total number of

Shares held by all Tag-Along Investors and the Principal(s) proposing to transfer Shares in the proposed transfer. Any Shares purchased from Tag-Along Investors pursuant to this Section 2 shall be purchased at the same price per share and upon terms and conditions no less favorable as such proposed transfer by the Principal(s), it being agreed, however, that (i) any Tag-Along Investor shall be entitled to elect to be paid in cash in lieu of receiving any non-cash consideration (the amount of such cash to be determined based on the fair market value by an investment banking firm (or, if an investment banking firm is generally not qualified to render such a determination, by an appraisal firm) of recognized national standing), and (ii) such terms and conditions shall not include the making of any representations and warranties, indemnities or other similar agreements other than representations and warranties with respect to title of the Shares being sold and authority to sell such Shares and indemnities related thereto (“Title Representations”). The Principals shall, not less than 20 nor more than 60 days prior to each proposed transfer, notify, or cause to be notified, each Tag-Along Investor in writing of each such proposed transfer. Such notice (the “Transfer Notice”) shall set forth: (i) the name of the transferor and the number and description of Shares proposed to be transferred, (ii) the name and address of the proposed purchaser(s), (iii) the proposed amount and form of consideration and terms and conditions of payment offered by such proposed purchaser(s), (iv) each Tag-Along Investor’s Pro Rata Allocation of the Shares proposed to be transferred, and (v) that the proposed purchaser has been informed of the Tag-Along Right provided for in this Section 2 and has agreed to purchase Shares in accordance with the terms hereof. Each of the Principals hereby agrees not to transfer any Shares indirectly in a manner that would be inconsistent with the essential intent of this Section 2. For purposes of this Section 2, any transfer of an equity interest of an entity that was formed for the purpose of acquiring Shares shall be deemed to be a transfer of such portion of the Shares, as applicable, owned by such entity as corresponds to the portion of the equity of such entity that has been so transferred, including, but not limited to, Neil Kornswiet’s membership interest in 123; provided, however, that this Section 2 shall not apply to any transfer, sale or other disposition, directly or indirectly, of Shares issuable upon the exercise of options, or to the options themselves, contributed to 123 by Reyes Topete or Dwayne Barfell.

The Tag-Along Right may be exercised by any Tag-Along Investor by delivery of a written notice to the Principal(s) proposing to sell Shares (the “Tag-Along Notice”) within 10 business days following its receipt of the Transfer Notice. The Tag-Along Notice shall state the number of Shares (in each case, ‘Tag-Along Shares”) that such Tag-Along Investor proposes to include in such transfer to the proposed purchaser, which number of Shares shall not exceed such Tag-Along Investor’s Pro Rata Allocation of the Shares proposed to be transferred. Delivery of the Tag-Along Notice by any Tag-Along Investor shall constitute an agreement by such Tag-Along Investor to sell, on the terms and conditions specified in the Transfer Notice, the Tag-Along Shares to the proposed purchaser specified in the Transfer Notice. In the event that the proposed purchaser does not purchase the Tag-Along Shares from the Tag-Along Investors on the same terms and conditions as specified in the Transfer Notice, then the Principal(s) shall not be permitted to sell any Shares to the proposed purchaser in the proposed transfer. If no Tag-Along Notice is received during the 10-business day period referred to above, the Principal(s) shall have the right thereafter, prior to the expiration of 90 days from the date of the Transfer Notice, to transfer the Shares specified in the Transfer Notice (or a portion thereof) on terms and conditions no more favorable than those stated in the Transfer Notice and in accordance with the provisions of this Section 2. Any Related Party who was a purchaser or other transferee of

Shares pursuant to a transaction that was subject to the provisions of this Section 2 shall execute a counterpart to this Agreement and shall thereafter be treated as a Principal for all purposes under this Agreement.

The Company agrees not to effect any transfer of Shares by any Investor, and to instruct the transfer agent for the Common Stock not to effect any such transfer of Shares, until the Company and each such transfer agent have received evidence reasonably satisfactory to it that the Tag-Along Right, if applicable to such transfer, and all other requirements of this Section 2 have been complied with.

The provisions of this Section 2 shall not apply to (i) a sale to the public pursuant to Rule 144 or an effective registration statement, (ii) any transfer of Shares the consideration paid with respect to which is no greater than the original cost of such Shares; provided that such transfer is from one or more Principals to one or more other Principals or their respective Related Parties; provided, further, that all such transfers to other Principals or such Principals’ respective Related Party shall not exceed 10% of the issued and outstanding Shares held by a Principal, (iii) the contribution of Shares by Neil Kornswiet, Reyes Topete and Dwayne Barfell into 123 (iv) the sale of shares by 123 attributable to Neil Kornswiet or Reyes Topete in connection with the Private Placement or (v) the transfer, sale or other disposition, directly or indirectly, of Shares issuable upon the exercise of options, or the options themselves, contributed to 123 by Reyes Topete or Dwayne Barfell.

SECTION 3. Preemptive Rights.

The Company shall not issue (an “Issuance”) additional equity interests to any Principal or any Related Party of any Principal unless (i) such issuance was pursuant to the terms of the 2004 Stock Incentive Plan of the Company, or other incentive plan of PCFC, in each case with such issuance being approved by a compensation committee comprised solely of independent directors or approved by a majority of the independent directors of the full board of directors of PCFC or (ii) prior to such Issuance, the Company notifies each Tag-Along investor in writing of the Issuance and grants to such Tag-Along Investor the right (the “Right”) to subscribe for and purchase such additional equity interests of the same class so issued at the same price and on the same terms and conditions as issued in the Issuance such that, after giving effect to the Issuance and exercise of the Right (including, for purposes of this calculation, equity interests issuable upon conversion, exchange or exercise of any security so convertible, exchangeable or exercisable issued in the Issuance or subject to the Right), the Shares owned by such Tag-Along Investor (rounded, in each case, to the newest whole Share) shall represent the same percentages of the outstanding Common Stock as were owned by such Tag-Along Investor prior to the Issuance relative to the Principal or Related Party, as the case may be. The Right may be exercised by such Tag-Along Investor at any time by written notice to the Company received by the Company within 15 days after receipt of notice from the Company of the Issuance, and the closing of the purchase and sale pursuant to the exercise of the Right shall occur at least 10 days after the Company receives notice of the exercise of the Right and prior to or concurrently with the closing of the Issuance.

Notwithstanding the foregoing, the Right shall not apply (i) prior to the exercise of the Warrants by the Buyer, (ii) to any issuance, pro rata to all holders of Common Stock (or securities convertible into or exchangeable for, or options to purchase, Common Stock) as a dividend on, subdivision of, or other distribution in respect of; the Common Stock; (iii) to the conversion or exchange of securities convertible or exchangeable for Common Stock outstanding on the date hereof; (iv) to the issuance of Common Stock upon the exercise of options, rights or warrants issued to the holders of Common Stock outstanding on the date hereof (including the issuance of Common Stock upon the exercise of options contributed to 123 by Reyes Topete or Dwaye Barfell).

SECTION 4. Miscellaneous.

(a) [Intentionally Deleted.]

(b) Legend. The Investors agree that each certificate representing any Shares (or securities exercisable for or convertible into or exchangeable for Shares) shall bear the following legend until such time as the same is no longer applicable:

“THE SHARES OF COMMON STOCK OR OTHER SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF, AND ARE ENTITLED TO THE BENEFITS SET FORTH IN, A STOCKHOLDERS AGREEMENT DATED AS OF DECEMBER      2004, A COPY OF WHICH IS ON FILE AT THE OFFICE OF THE COMPANY. THE COMPANY WILL FURNISH A COPY OF SUCH STOCKHOLDERS AGREEMENT TO THE RECORD HOLDER HEREOF WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE.”

Promptly after the date hereof, the Company will use its best efforts to reissue certificates representing any outstanding Shares (or securities exercisable for or convertible into or exchangeable for Shares) which do not contain the legend set forth above with certificates bearing such legend.

(c) Successors, Assigns and Transferees. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, legatees, successors and assigns including any Related Party to which any Investor has transferred or sold any of his or its Shares. Each Related Party, as transferee of Shares from a party hereto, shall take such Shares subject to the same restrictions and entitled to the same benefits as existed in the hands of the transferor except that all Shares acquired by a Principal from whatever source will be treated as if they were owned by such Principal on the date hereof.

(d) Specific Performance, Etc. The Company and each Investor, in addition to being entitled to exercise all rights provided herein, in the Company’s Amended and Restated Articles of Incorporation or granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Company and each of the Investors agree that monetary damages would not be adequate compensation for any loss incurred by reason of a breach of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

(e) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAW OF THE STATE OF NEW YORK.

(f) Interpretation. The headings of the sections contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect the meaning or interpretation of this Agreement.

(g) Notices. All notices, requests and other communications provided for herein shall be in writing and shall be delivered or sent by registered, certified or express mail, postage prepaid, return receipt requested, or given or made by facsimile, in each case, to the parties at the following addresses; or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. All such notices, requests and other communications shall be deemed to have been duly given when transmitted by facsimile or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid. The Company agrees to furnish the addresses of the Principals in respect to clause (iii) below to a Tag-Along Investor at its request.

(i)	If to the Company, at:

People’s Choice Financial Corporation

7515 Irvine Center, Dr.

Irvine, California 92618

Attention: Neil Kornswiet

Facsimile No.: (949) 453-9146

Telephone No.: (949) 466-4131

with copies to:

Hunton & Williams LLP

951 East Byrd Street

Richmond, Virginia 23219-4074

Attn: Daniel Lebey

Facsimile No.: (804) 343-4543

Telephone No.: (804) 788-7366

(ii)	If to any Tag-Along Investor, at:

Its address as shown below its signature hereto or, from and after the time it acquires any Shares, in the stock register of the Company

(iii)	If to a Principal, at:

Its address as shown in the stock register of the Company.

and, in the event of notice given under (i), (ii), or (iii) hereof, with a copy to:

Sidley Austin Brown & Wood LLP

787 Seventh Avenue

New York, New York 10019

Attention: Brian Krisberg

Facsimile No.: (212) 839-5599

Telephone No.: (212) 839-8735

(h) Recapitalizations, Exchange, Etc, Affecting the Company’s Stock. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Common Stock, to any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets, or otherwise) that may be issued in respect of, in exchange for, or in substitution of the Common Stock and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof.

(i) Inspection and Compliance with Law. Copies of this Agreement will be available for inspection or copying by any Investor at the offices of the Company through the Secretary of the Company. The Company shall take all reasonable action to insure that the provisions of New York law relating to agreements similar to this Agreement are promptly complied with.

(j) Counterparts. This Agreement may be executed in one or more counterparts, by the original parties hereto and any successor in interest, each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same agreement.

(k) Attorneys’ Fees. In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys’ fees in addition to any other available remedy.

(1) Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby.

(m) Prior Agreement. The parties hereto acknowledge and agree that the Stockholders Agreement is amended and restated in its entirety and is replaced and superceded by this Amended and Restated Stockholders Agreement, and that this Amended and Restated Stockholders Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof.

(n) Termination. This Agreement shall terminate and have no further force or effect upon the effective date of the Company’s registration of the Common Stock under Section 13 or 15 of the Securities Exchange Act of 1934, as amended.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Stockholders Agreement as of the date first above written.

PEOPLE’S CHOICE FINANCIAL CORPORATION

By:	/s/ NEIL B. KORNSWIET
Name:
	Title:	CEO

LEHMAN COMMERCIAL PAPER INC.

By:	/s/ FRED C. MADONNA
	Name:	Fred C. Madonna
	Title:	Authorized Signature

Address for Notices:

Lehman Commercial Paper Inc. 745-7th Avenue New York, New York 10019 Attention: Fred Madonna Facsimile No.: (646) 758-2116 Telephone No.: (212) 526-9249

/s/ NEIL B. KORNSWIET
Neil B. Kornswiet

PEOPLE’S CHOICE HOME LOAN, INC.

By:	/s/ NEIL B. KORNSWIET
Name:
	Title:	CEO